Exhibit 10.55

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement and Releases, dated as of March 16, 2026 (this “Agreement”), is made by and among Zoomcar Holdings Inc., a Delaware corporation and Zoom India Private Limited, an Indian Limited Liability Company (collectively the “Company”), and Gregory Moran, identified on the signature page hereto (the “Greg”).

WHEREAS, on September 26, 2024, Greg, the founder and former Chief Executive Officer of the Company filed a complaint in the United States District Court for the District of Delaware challenging the Company’s termination of his employment for cause, effective June 18, 2024;

WHEREAS, Greg’s action in the United States District Court for the District of Delaware (the “Court”) was voluntarily dismissed;

WHEREAS, on November 1, 2024, Greg refiled his lawsuit in the Superior Court of the State of Delaware (“Action”);

WHEREAS, Greg disputed the factual basis for his termination and has alleged that the termination was wrongful under the terms of his employment agreement dated December 22, 2023 (“Employment Agreement”);

WHEREAS, Greg claimed that, as a result of the alleged wrongful termination, he (i) was deprived of a vested right to eight percent (8%) of the Company’s outstanding equity, which he asserts was owed to him pursuant to his Employment Agreement; and (ii) is entitled to payment for accrued but unused paid leave and additional compensation allegedly owed under his Employment Agreement, including claimed severance in the approximate amount of $72,000;

WHEREAS, Greg alleged total damages of at least $238,000, exclusive of the value of the claimed 8% equity interest, and has sought additional damages under the New York Labor Law, including liquidated damages equal to 100% of alleged unpaid wages, asserting that the amounts claimed constitute “wages” under applicable law;

WHEREAS, the Company maintains that Greg’s termination for cause was proper and consistent with the terms of his Employment Agreement, and denies all material allegations of wrongdoing and liability;

WHEREAS, on November 27, 2024, the Company filed a motion to dismiss certain causes of action for failure to state a claim, and the Court granted the Company’s motion to dismiss Greg’s quasi-contractual claims and subsequently dismissed Greg’s claims for tortious interference with contract and breach of the New York Labor Law;

WHEREAS, on January 27, 2026, Greg filed a Rule 12(c) Motion for Partial Judgment on the Pleadings, that has not been responded to;

WHEREAS, the parties desire to resolve fully and finally all disputes, claims, and controversies arising out of or relating to Greg’s employment with and separation from the Company, without any admission of liability by any party.

WHEREAS, the parties desire to enter into this Agreement to establish the terms and conditions governing such settlement, including the implementation of a limited litigation standstill, and the contingent dismissal of the Action upon payment of the Settlement Amount.

NOW THEREFORE, in consideration of the promises, mutual covenants and obligations of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Incorporation. The above recitals are true and correct, incorporated herein by reference and made a part hereof.

2. Settlement Consideration. In full and final settlement of the claims asserted in the pending Action, the Company shall pay Greg a total of One Hundred Fifty Thousand Dollars ($150,000), net of applicable withholdings (the “Settlement Amount”), in the following instalments:

(a)	$25,000 on or before March 31, 2026;

(b)	$62,500 et within ninety (90) days following the Effective Date; and

(c)	$62,500 within one hundred eighty (180) days following the Effective Date.

All payments shall be made by wire transfer or other mutually agreed method. For avoidance of doubt, “net” as used above shall mean the amounts above shall be paid in the full amount stated; any tax or withholding shall not reduce the amount Greg receives.

3. Standstill. From and after the Effective Date and until the earlier of (i) payment in full of the Settlement Amount in accordance with Section 2; or (ii) a material breach of this Agreement, the Parties agree to a mutual litigation standstill. During this period, neither Party shall:

(a)	prosecute, advance, or take any substantive action in the pending action;

(b)	initiate any new litigation, arbitration, or other proceeding against the other Party arising out of or relating to the claims asserted in the action or Greg’s employment and separation from the Company; or

(c)	pursue discovery, motion practice, or any other litigation activity in the action.

Upon the Company’s payment of the initial $25,000 instalment pursuant to Section 2, the Parties shall direct their respective counsel to file a stipulation requesting that the Court stay the pending motion until the earlier of (i) payment in full of the Settlement Amount; (ii) one hundred eighty (180) days following the Effective Date, or (iii) breach of a payment duty stated above. Regardless of Paragraph 8 below, the stipulation shall state an agreement for the Court to retain jurisdiction unless or until payment of the Settlement Amount is received by Greg in full.

4. Dismissal. Upon payment of the Settlement Amount in full in accordance with Section 2, the following shall occur:

(a)	The Parties shall cause the stipulation of dismissal with prejudice of the pending Action to be filed, within three (3) business days after the final instalment is received;

(b)	The pending Action shall be dismissed in its entirety with prejudice, with each party bearing its own costs and attorneys’ fees unless otherwise provided herein; and

(c)	The mutual releases set forth in this Agreement shall become fully effective in accordance with their terms.

5. Effect of Dismissal. Upon such dismissal as mentioned under Section 4:

(a)	the action shall be fully and finally resolved, with each Party bearing its own attorneys’ fees and costs;

(b)	Greg shall have no further claims to any equity, stock rights, options, warrants, profits interests, or other ownership interests in the Company arising out of or relating to his employment or separation;

(c)	Greg hereby irrevocably waives, forfeits, and relinquishes any and all rights to acquire equity in the Company, including without limitation any unexercised stock options, restricted stock units, or other equity awards, whether vested or unvested; provided, however, that nothing herein shall affect any shares of common stock of the Company that Greg validly owns as of the date of dismissal; and

(d)	Greg agrees to execute such reasonable documentation as the Company may request to confirm the foregoing.

For the avoidance of doubt, the Settlement Amount constitutes full and final settlement and satisfaction of all claims asserted, or that could have been asserted, in the pending action or arising out of or relating to Greg’s employment with and separation from the Company. Greg shall have no right to reinstate, refile, or otherwise pursue such claims except solely in the event of a material breach by the Company of its payment obligations under this Agreement.

6. Releases.

(a) Release by Greg. Effective upon the Company’s payment of the Settlement Amount in accordance with this Agreement, Greg, on behalf of himself and his respective heirs, executors, administrators, successors, and assigns (collectively, the “Greg Releasing Parties”), hereby fully and irrevocably releases, settles, acquits and forever discharges (i) the Company and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their respective predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (collectively, the “Company Released Parties”) to the fullest extent permitted by applicable law from any and all past, present or future claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the Greg Releasing Parties have, had or may have against the Company Released Parties, arising out of or relating to: (i) Greg’s employment with the Company and the termination of that employment; (ii) any compensation, equity, severance, benefits, or other amounts allegedly owed to Greg; (iii) the claims asserted in the pending Action; and (iv) any other events relating to i-iii above occurring on or before the Effective Date; provided that nothing in this Section 5(a) releases the Company from the Company’s obligations contained in this Agreement.

(b) Release by Company. Effective upon the Company’s payment of the Settlement Amount in accordance with this Agreement, the Company, on behalf of (i) itself and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their respective predecessors, successors, parents, subsidiaries, affiliates, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “Company Releasing Parties” and together with the Holder Releasing Parties, the “Released Parties”), fully and irrevocably releases, settles, acquits and forever discharges Greg, on behalf of himself and his respective heirs, executors, administrators, successors, and assigns (collectively, the “Greg Released Parties”, and together with the Company Released Parties, the “Released Parties”) to the fullest extent permitted by applicable law from any and all past, present or future claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the Company Releasing Parties have, had or may have against the Greg Released Parties, arising out of or relating to (i) Greg’s employment with the Company and the termination of that employment; (ii) any compensation, equity, severance, benefits, or other amounts allegedly owed to Greg; (iii) the claims asserted in the pending Action; and (iv) any other events occurring relating to i-iii above on or before the Effective Date; provided that nothing in this Section 5(b) releases Greg from his obligations contained in this Agreement.

(c) Each of the Releasing Parties understands and agrees that the releases provided in this Section constitute a material inducement for entering into this Agreement and for the provision of the Settlement Amount described herein.

(d) The releases set forth in this Section shall become effective only upon the full satisfaction of the Settlement Amount described in this Agreement.

7. Covenant Not to Sue. Effective upon payment of the Settlement Amount and the filing of the stipulation of dismissal with prejudice, each Party covenants and agrees that it shall not commence, assert, file, or pursue any lawsuit, arbitration, administrative proceeding, or other action against the other Party or any of the Released Parties based upon or relating to any claim released under this Agreement. Nothing in this Section shall prohibit either Party from bringing an action to enforce the terms of this Agreement.

8. No Admission of Liability. The parties hereto have entered into this Agreement solely for the purposes of avoiding the expense and inconvenience of litigation. Neither the execution of this Agreement, nor the effectuation of the terms as set forth herein, shall constitute or be construed in any manner whatsoever as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of any party hereto. This Agreement and any other evidence of the terms hereof, shall not be offered or received in evidence in any action or other proceeding as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of any party hereto unless required by law or ordered by a regulatory body.

9. Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of New York, without regard to choice-of-law principles. Any suit, action, or proceeding between the parties hereto arising out of or related to this Agreement must be brought exclusively in the federal or state courts located in New York, New York, and each of the parties hereto hereby submit to the personal jurisdiction thereof and agree to such courts as the appropriate venue, and expressly waive any objection to such jurisdiction or venue based on the doctrine of forum non conveniens. Each party hereto irrevocably waives personal service of process and consents to being served in any suit, action or proceeding to enforce this Agreement in the manner set forth in Section 23 of this Agreement (including email delivery as set forth therein).

10. No Waiver. A delay or failure of a party hereto to exercise any right, power or privilege hereunder, or failure to strictly enforce any breach or default shall not constitute a waiver with respect thereto, and no waiver of any such right, power, privilege, breach or default on any one occasion shall constitute a waiver thereof on subsequent occasion unless clear and express notice thereof in writing is provided in the manner set forth in Section 23 of this Agreement (including email delivery as set forth therein). The failure of a party hereto to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of further compliance therewith.

11. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. In entering this Agreement, no party hereto has relied upon any representation or warranty of any other party hereto that is not included in this Agreement.

12. No Oral Modification. This Agreement may not be amended, modified or terminated, except by a written instrument signed by each of the parties hereto.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

14. Binding Effect. This Agreement shall inure to the benefit of the parties hereto and their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors and shall be binding upon each of the parties hereto and each of their permitted assigns, successors, heirs, and representatives.

15. Authority to Enter into and Understanding of Agreement. Each party hereto represents and warrants as respects itself that: (i) the individual executing this Agreement on its behalf is duly authorized to do so; (ii) such party is entering this Agreement of its own free will, free of any duress, undue influence or compulsion by any person or entity, and has the full authority and capacity necessary to do so; (iii) such party is represented by counsel of its own choosing in connection with this Agreement; and (iv) such party has read this Agreement and understands all of the terms hereof.

16. Agreement Jointly Drafted. Each of the parties hereto agree that each and every provision of this Agreement shall be deemed to have been simultaneously drafted by each of the parties hereto, and no laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the interpretation or enforcement of this Agreement.

17. Non-Inducement. Each of the parties hereto warrants that no promise or inducement has been made or offered, except as set forth herein, and that this Agreement is executed voluntarily to dispose of all claims identified in this Agreement, without reliance upon any statement or representation by any attorney, agent or other representative acting on behalf of any of the parties hereto.

18. Attorneys’ Fees and Costs; Taxes. Each party hereto shall bear its own attorneys’ fees and costs arising out of or related to this Agreement and the Action and any other documents to be prepared and filed thereunder and the claims released herein, and no further claim shall be made therefore. Each of the parties hereto shall be responsible for payment of its own taxes in connection with consideration received in connection with this Agreement.

19. No Third-Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns, and they will not be construed as conferring any rights (including, without limitation, any third-party beneficiary rights) to any other person or entity.

20. Notice. All notices, requests, and demands to or upon a party hereto shall be in writing and sent by email and overnight courier as follows (or to such other address or email as such party may from time to time direct):

If to Greg:

Address: 1 Bell Slip Apt 12N

Brooklyn, NY 11222

E-mail: morangre@gmail.com

with a copy to:

Ralph N. Sianni

Andersen Sleater Sianni LLC

3801 Kennett Pike

Building D, Suite 300

Wilmington, DE 19807

Office: (302) 485-1102

Email: rsianni@andersensleater.com

Timothy M. Holly

Connolly Gallagher LLP

1201 N. Market Street

20th Floor

Wilmington, DE 19801

tholly@connollygallagher.com

If to the Company:

Zoomcar Holdings, Inc.

Anjaneya Techno Park, No. 147, 1st Floor

Kodihalli, Bangalore

India 560008

Attention: Shachi Singh

Chief Legal Officer & General Counsel

Email: shachi.singh@zoomcar.com

with a copy to:

Sichenzia Ross Ference Camrel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10026

Email: CMilazzo@srfc.law

21. Further Assurances. Each of the parties hereto agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry the purposes of this Agreement.

22. Effective Date. This Agreement shall become effective on the date it is fully executed by all parties (“Effective Date”).

23. No Assignment. This Agreement may not be assigned, conveyed or otherwise transferred, in whole or in part, by any party hereto (other than by the operation of law in connection with a merger or sale) without express written consent of the other non-assigning parties.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, emailed, imaged and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

25. Headings. The headings of the paragraphs of this Agreement have been inserted for reference only and are not part of this Agreement and are not to be used in any way in the construction or interpretation hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date and year first above written.

GREGORY MORAN		ZOOMCAR HOLDINGS INC.

/s/ Gregory Moran		/s/ Deepankar Tiwari
Name:	Gregory Moran	Name:	Deepankar Tiwari
		Title:	Chief Executive Officer